UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 3, 2010
Wilmington Trust Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-14659	51-0328154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Wilmington Trust Corporation Rodney Square North 1100 North Market Street Wilmington, Delaware	19890

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (302) 651-1000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Announcement of CEO Appointment and CEO Transition
On June 3, 2010, Wilmington Trust Corporation (the “Company”) announced the retirement of Ted T. Cecala, the Company’s Chief Executive Officer, effective as of such date. The Company expects that Mr. Cecala will remain an employee, and continue to serve as a director and Chairman of the Company’s Board of Directors (the “Board”), until July 19, 2010 (the “Transition Date”) in order to provide transition services to the Company. Mr. Cecala will continue to receive his base salary and medical benefits through the Transition Date.
In connection with this transition, the Company announced that Donald E. Foley, currently a director of the Company, has been elected by the Board to succeed Mr. Cecala as the Company’s Chief Executive Officer, effective as of June 3, 2010. Mr. Foley, who has served as a director of the Company since 2006, previously served as Senior Vice President and Treasurer at ITT Corporation, a diversified manufacturer of electrical, defense, fluid technologies, and other industrial products, since 2003, and served as Director of Taxes until 2008. Additional information concerning Mr. Foley, including his business experience, is incorporated by reference from the section captioned “Election of Directors” in the Company’s proxy statement filed with the Securities and Exchange Commission on February 22, 2010.
A copy of the press release announcing these events is furnished as Exhibit 99.1.
Donald E. Foley Compensation Arrangements
On June 3, 2010, the Board approved a compensation package for Mr. Foley that provides Mr. Foley with: (i) annual base salary of $1,200,000; (ii) a signing bonus of $1,750,000 with $450,000 to be paid in cash and the remaining $1,300,000 to be paid in the form of a one-time fully-vested restricted stock grant under the Company’s 2009 Long Term Incentive Plan (the “Long Term Incentive Plan”), which grant will be subject to the terms, conditions and limitations of a restricted stock award agreement and the U.S. Department of the Treasury’s Capital Purchase Program (the “CPP”); (iii) an annual grant of restricted stock under the Long Term Incentive Plan with a targeted value of $600,000 per year, with vesting subject to the Company’s satisfaction of certain obligations under the CPP; (iv) eligibility under the Company’s qualified pension plan and Supplemental Executive Retirement Plan (the “SERP”), including 14 years of service credit under the SERP; (v) eligibility under the Company’s 401(k) Plan; (vi) receipt of certain relocation expenses; (vii) health and welfare benefits consistent with Company policy; and (viii) vacation and local eating club benefits consistent with Company policy. Mr. Foley’s compensation is subject to adjustment by the Board at any time.

In addition, the Company and Mr. Foley have entered into a severance agreement that provides Mr. Foley with change-in-control severance benefits and protections. This severance agreement requires a “double trigger,” meaning that Mr. Foley will not be eligible to receive any payments under the agreement unless there is both a change-in-control and, within two years of that change-in-control, an actual or constructive termination of Mr. Foley’s employment by the Company. The effectiveness of the severance agreement is contingent upon the Company’s satisfaction of certain obligations under the CPP.
The foregoing descriptions of the Mr. Foley’s compensation and severance arrangements are qualified in their entirety by reference to the copies of each of the Offer Letter attached hereto as Exhibit 10.1 and the Severance Agreement attached hereto as Exhibit 10.2, the contents of which are incorporated herein by this reference.
Item 9.01. Financial Statements and Exhibits

Exhibit
10.1	Offer Letter, by and between Wilmington Trust Corporation and Donald E. Foley, dated as of June 3, 2010
10.2	Severance Agreement, by and between Wilmington Trust Corporation and Donald E. Foley, dated as of June 3, 2010
99.1	Press release, dated June 3, 2010

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Date: June 3, 2010

WILMINGTON TRUST CORPORATION
By:	/s/ Robert V.A. Harra Jr.
	Name:	Robert V.A. Harra Jr.
	Title:	President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter, by and between Wilmington Trust Corporation and Donald E. Foley, dated as of June 3, 2010
10.2	Severance Agreement, by and between Wilmington Trust Corporation and Donald E. Foley, dated as of June 3, 2010
99.1	Press release, dated June 3, 2010